SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549

                              FORM 8-K

                           CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  September 16, 1994



                         Joslyn Corporation
         (Exact name of registrant as specified in charter)



    Illinois                  0-1252                36-3560095
(State or other          (Commission File        (IRS Employer
jurisdiction of              Number)             Identification
incorporation)                                        No.)



  30 South Wacker Drive, Chicago, Illinois                60606
(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code:  (312) 454-2900



                       Not applicable
  (Former name or former address, if changed since last report)


                          EXHIBIT INDEX ON PAGE 5

                        Item 5.  Other Events.


          (a)  Anticipated Third Quarter Charge.


          On September 16, 1994, the Registrant issued a press release disclosing that it anticipates taking a third quarter charge against earnings for increased environmental reserves, principally relating to a previously disclosed site in Panama, Oklahoma. A copy of the Registrant's press release is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

          (b)  Amended and Restated By-Laws.

          On September 16, 1994, the Registrant's Board of Directors approved an amendment and restatement of the Registrant's By-Laws. Among other changes, the Registrant's By-Laws now provide that except as otherwise provided by applicable law, a shareholder wishing to make a proposal for shareholder vote at an annual meeting or to nominate a candidate for election to the Board at an annual meeting is required to give written notice to the Secretary of the Registrant of his or her intention to make such a proposal or nomination. The notice must be received by the Registrant not less than 60 days nor more than 90 days prior to the annual meeting, or if less than 75 days' notice or prior public disclosure of the meeting date is given or made, the notice must be received within 10 days after the meeting date is announced. The notice is required to contain certain information about both the shareholder giving the notice and the proposal or nominee. The Registrant may require that the proposed nominee furnish other information to determine that person's eligibility to serve as director. A proposal or nomination that does not comply with the above procedure will be disregarded.

            Such notices of proposals or nominations should be addressed to Wayne M. Koprowski, Secretary, Joslyn Corporation, 30 South Wacker Drive, Chicago, Illinois 60606. The 1995 Annual Meeting of the shareholders of the Registrant is currently scheduled to be held on April 26, 1995.

          A copy of the By-Laws of the Registrant, as amended and restated, is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

          (c)  Changes in Severance Arrangements and Benefit Plans.

          At its meeting held on September 16, 1994, the Registrant's Board of Directors also updated its severance arrangements for key employees by approving severance agreements for three key executive officers and severance policies for 42 other key employees. Under the new arrangements, severance payments would be made and certain employee benefits would be continued in the event of a change in control of the Registrant, as defined in the agreements and policies, and a termination of employment of the covered key employees. The Registrant estimates that if there were a change in its control followed by a termination of employment of all of the key employees covered by the updated arrangements, the cost to the Registrant as a result of the updating of its severance arrangements would increase by approximately $1,750,000 to approximately $3,800,000. At that same meeting, the Board of Directors of the Registrant also approved amendments to the Registrant's Executive Management Incentive Plan, Parity Compensation Plan and Employees' Savings and Profit Sharing Plan which provide, in each case, that if there is a change in control of the Registrant followed by a termination of the plan or a reduction in benefit levels thereunder, accrued benefits for the then current year would be protected.

          Copies of the new agreements, policies and benefit plan amendments (other than the amendment to the Employees' Savings and Profit Sharing Plan) are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.



Item 7.   Exhibits.

          3 By-Laws of the Registrant, as amended and restated on September 16, 1994.

          10.1 Form of Severance Agreement between the Registrant and Lawrence G. Wolski.

          10.2 Form of Severance Agreement between the Registrant and Wayne M. Koprowski.

          10.3 Form of Severance Agreement between the Registrant and George W. Diehl.

          10.4 Registrant's Severance Policy For Corporate Managers.

          10.5 Registrant's Severance Plan For Corporate Staff For Change In Control Situations.

          10.6 September 16, 1994 Amendment to Executive Management Incentive Plan.

          10.7 Septenber 16, 1994 Amendment to Parity Compensation Plan.

          20   Press Release of the Registrant issued September 16,
               1994.

                              SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                              JOSLYN CORPORATION




                              By:      L. G. Wolski
                                  Name:   L. G. Wolski
                                  Title:  Executive Vice President





Dated:  September 19, 1994

                            EXHIBIT INDEX





Exhibit
Number         Description of Exhibit

 3             By-Laws of the Registrant, as amended and restated on
               September 16, 1994.                                         6

10.1           Form of Severance Agreement between the Registrant and
               Lawrence G. Wolski.                                         52

10.2           Form of Severance Agreement between the Registrant and
               Wayne M. Koprowski.                                         69

10.3           Form of Severance Agreement between the Registrant and
               George W. Diehl.                                            86

10.4           Registrant's Severance Policy For Corporate Managers.       103

10.5           Registrant's Severance Plan For Corporate Staff For
               Change In Control Situations.                               119

10.6           September 16, 1994 Amendment to Executive Management
               Incentive Plan.                                             125

10.7           September 16, 1994 Amendment to Parity Plan.                128

20             Press Release of the Registrant issued September 16,        132
                1994.



  5